Filed Pursuant to Rule 424(b)(5)
Registration No. 333-190277

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 11 , 2013

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 30, 2013)

                     Shares of Common Stock

We are offering                      shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is listed on The NASDAQ Global Market under the symbol “QUIK.” On November 8, 2013, the last reported sale price of our common stock on The NASDAQ Global Market was $3.41 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement and page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to QuickLogic, before expenses	$	$

Delivery of the common stock is expected to be made on or about November     , 2013. We have granted the underwriters an option exercisable one or more times at any time or from time to time, in whole or in part, for a period of 30 days from the date of this prospectus supplement to purchase up to an additional                      shares of our common stock, less underwriting discounts and commissions, solely to cover overallotments, if any. If the underwriters exercises this option in full, the total underwriting discounts and commissions payable by us will be $             and the total proceeds to us, before expenses, will be $            .

Sole Book-Running Manager

Roth Capital Partners

Co-Manager

The Benchmark Company

Prospectus Supplement dated November     , 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and each underwriter has not, authorized anyone to provide you with different information. We are not, and each underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

S-i

About this Prospectus Supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the securities being offered by us, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering of securities. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Unless the context requires otherwise, references in this prospectus supplement and the accompanying prospectus to “QuickLogic,” “the company,” “we,” “us” and “our” refer to QuickLogic Corporation.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed on July 31, 2013, with the SEC using a “shelf” registration process with respect to up to $40,000,000 in securities that may be sold thereunder. The shelf registration statement was declared effective by the SEC on August 30, 2013.

Under the shelf registration process, we may offer and sell any combination of securities described in the accompanying prospectus in one or more offerings. The accompanying prospectus provides you with a general description of the securities we may offer. Each time we use the accompanying prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in the prospectus. The purpose of this prospectus supplement is to provide supplemental information regarding us in connection with this offering of common stock.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and thereby by reference include trademarks, servicemarks and tradenames owned by us or other companies. The name QuickLogic and our logo are our trademarks. All trademarks, servicemarks and tradenames included or incorporated by reference in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

S-ii

Prospectus Supplement Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” in this prospectus supplement and the financial and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision.

Company Overview

We develop and market low power customizable semiconductor solutions that enable customers to add new features, extend battery life, and improve the visual experience with their mobile, consumer and enterprise products. Our targeted mobile market segment includes Tablets, Smartphones, and Mobile Enterprise. Our solutions typically fall into one of three product categories: Display & Visual Enhancement, Smart Connectivity and Ultra-Low Power Sensor Hubs. We are a fabless semiconductor company that designs Customer Specific Standard Products, or CSSPs, which are complete, customer-specific solutions that include a combination of silicon solution platforms; Proven System Blocks, or PSBs; customer-specific logic; software drivers; and firmware. Our main platform families, ArcticLink and PolarPro, are standard silicon products. PSBs that have been developed and that are available to customers include our Visual Enhancement Engine, or VEE, Display Power Optimizer, or DPO, and Background Color Compensator (BCC) technologies; Flexible Fusion Engine, or FFE; Sensor Manager; Communication Manager; Camera Interface, or CAMIF; SDHD/eMMC Host Controllers; USB 2.0 On-The-Go with PHY; MIPI Host/Device with DPHY, LVDS, MDDI Client with PHY; High Speed UARTs; Pulse Width Modulators; SPI and I2C hosts, display-specific functions such as RGB-split and Frame Recyclers; and Data Performance Manager, or DPM, for accelerated sideloading times. The variety of PSBs offered by us allows system designers to combine multiple discrete chips onto a single CSSP, simplifying design and board layout, lowering BOM cost, and accelerating time-to-market. The programmable logic of the platforms is used for adding differentiated features and provides flexibility to address hardware-based product requirements quickly.

Utilizing a focused customer engagement model, we market CSSPs to Original Equipment Manufacturers, or OEMs, and Original Design Manufacturers, or ODMs, that offer differentiated mobile products, and to processor vendors wishing to expand their served available market through the deployment of reference designs to their customers. Our solutions enable OEMs and ODMs to add new features, extend battery life, and improve the visual experience of their handheld mobile devices. In addition to working directly with our customers, we partner with other companies with expertise in certain technologies to develop additional intellectual property, reference platforms and system software to provide application solutions. When we bring solutions to market with a partner company, we typically launch the solution as a Catalog CSSP. This enables us to sell the product as a ‘catalog’ device to any customer. In this manner, we are able to broaden the served available market for our CSSP solutions and leverage our research and development across multiple end customers.

We also work with mobile processor manufacturers in the development of reference designs or “Catalog” CSSPs. Through reference designs that incorporate our CSSPs, we believe mobile processor manufacturers can expand the served available market for their processors. Furthermore, should a CSSP development for a processor manufacturer be applicable to a set of common OEMs or ODMs, we can amortize our research and development investment over that set of OEMs/ODMs. We call this type of solution a Catalog CSSP. The first such Catalog CSSP was developed in conjunction with Texas Instruments Incorporated, and introduced to the market during the second half of 2012. We are placing a greater emphasis on developing and marketing Catalog CSSPs in the future.

In order to grow our revenue from its current level, we depend upon increased revenue from our new products including existing new product platforms and platforms currently in development. We expect our business growth to be driven by CSSPs and our CSSP revenue growth needs to be strong enough to enable us to sustain profitability while we continue to invest in the development, sales and marketing of our new solution platforms, PSBs and CSSPs. The gross margin associated with our CSSPs is generally lower than the gross margin of our FPGA products, due primarily to the price sensitive nature of the higher volume mobile consumer opportunities that we are pursuing with CSSPs.

During the third quarter of 2013, we generated total revenue of $9.1 million which represents an increase of 77% over the prior quarter and an increase of 148% from the third quarter of 2012. Our new product revenue increased to $7.1 million, up 131% sequentially and up 358% year over year. The increase in new product revenue was primarily due to production shipments of our ArcticLink III solution platform to a tier one tablet manufacturer. Revenue generated from this tier one tablet manufacturer accounted for 86% of our new product revenue and 68% of our total revenue. During the quarter, new products were shipped into the Tablet, Smartphone and Mobile Enterprise markets. Our mature product revenue was $1.9 million, down 5% sequentially and down 8% year over year. Since we introduced CSSPs to the market in early 2007, we have devoted substantially all of our development, sales and marketing efforts to our new solution platforms, PSBs and CSSPs. We expect our revenue from mature products to continue to decline over time.

Corporate Information

We were founded in 1988 and reincorporated in Delaware in 1999. Our principal executive offices are located at 1277 Orleans Drive, Sunnyvale, California 94089-1138. Our telephone number is (408) 990-4000 and our website is www.quicklogic.com. The information available on or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus and should not be relied upon.

The Offering

Common stock offered by us	shares
Common stock outstanding before this offering	44,779,921 shares (1)
Common stock to be outstanding after this offering	shares

(1)	The number of shares of common stock to be outstanding immediately before and after this offering as shown above is based on 44,779,921 shares of common stock outstanding as of September 29, 2013 and excludes an aggregate of 6,751,037 shares of common stock subject to outstanding options and restricted stock awards, 3,086,584 shares of common stock reserved for issuance under our equity incentive plans, and 4,241,244 shares of common stock issuable upon exercise of outstanding warrants.

Overallotment Option

We have granted the underwriters an option to purchase up to          additional shares of our common stock to cover overallotments, if any. This option is exercisable one or more times at any time or from time to time, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Use of Proceeds

We expect to use the net proceeds from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds for licensing or acquiring intellectual property or technologies to incorporate in our products, capital expenditures, to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments or to repay debts. See “Use of Proceeds.”

NASDAQ Global Market Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “QUIK.”

Risk Factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement and beginning on page 12 of our Annual Report on Form 10-K for the year ended December 30, 2012, which Annual Report is incorporated herein by reference.

Outstanding Shares

The number of shares of common stock to be outstanding immediately after this offering is based on 44,779,921 shares outstanding as of September 29, 2013 and excludes as of this date:

•	6,733,637 shares of common stock issuable upon the exercise of stock options outstanding as of September 29, 2013 with a weighted-average exercise price of $2.5458 per share;

•	17,400 unvested restricted stock units as of September 29, 2013; and

•	3,086,584 shares of common stock reserved for future issuance under our equity incentive plans as of September 29, 2013.

•	4,241,244 shares of common stock issuable upon exercise of outstanding warrants.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their overallotment option.

Certain of our executive officers and directors, including our Executive Chairman of the Board, have plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which may lead to the sale of a number of shares of our common stock during the 90 days following the date of this prospectus supplement.

Summary Financial Data

The table below presents summary statements of operations and balance sheet data. The summary financial data for the years ended January 2, 2011 through December 29, 2012 are derived from our audited financial statements for those periods. We derived the summary financial data as of September 30, 2012 and September 29, 2013 and for the nine months ended September 30, 2012 and September 29, 2013 from our unaudited financial statements. The unaudited financial statement data includes, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. This information is only a summary. You should read this data in conjunction with our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report filed on Form 10-K, Quarterly Reports filed on Form 10-Q and other information on file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement entitled “Where You Can Find More Information.” Our results of operations are for historical periods and are not necessarily indicative of results of operations for future periods.

Consolidated Statements of Operations Data

(In thousands, except share data)

	Year Ended			Nine Months Ended
	January 2, 2011	January 1, 2012	December 30, 2012	September 30, 2012	September 29, 2013
Revenue	$26,199	$20,969	$14,944	$11,858	$17,209
Cost of revenue, excluding inventory write-down and related charges	9,609	8,517	7,878	6,313	11,210

Gross profit	16,590	12,452	7,066	5,545	5,999
Operating expenses:
Research and development	7,458	9,836	8,743	7,119	5,902
Selling, general and administrative	10,073	9,965	10,481	8,104	8,648
Restructuring costs	—	—	—	—	181

Income (loss) from operations	(941)	(7,349)	(12,158)	(9,678)	(8,732)
Interest expense	(67)	(36)	(61)	(49)	(37)
Interest income and other (expense), net	947	(159)	(77)	(45)	51

Income (loss) before income taxes	(61)	(7,544)	(12,296)	(9,772)	(8,718)
Provision for (benefit from) income taxes	(184)	50	18	(17)	369

Net income (loss)	$123	$(7,594)	$(12,314)	$(9,755)	$(9,087)

Net income (loss) per share:
Basic	$0.00	$(0.21)	$(0.29)	$(0.24)	$(0.20)

Diluted	$0.00	$(0.21)	$(0.29)	$(0.24)	$(0.20)

Weighted average shares:
Basic	35,729	36,792	41,831	40,975	44,640

Diluted	39,038	36,792	41,831	40,975	44,640

Consolidated Balance Sheet Data

(In thousands, except share data)

	As of			As of
	January 2, 2011	January 1, 2012	December 30, 2012	September 30, 2012	September 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$21,956	$20,203	$22,578	$24,948	$14,871
Short-term investment in TowerJazz Semiconductor Ltd.	909	406	345	380	—
Accounts receivable, net	4,143	1,585	1,242	1,335	4,995
Inventories	3,344	3,764	3,028	2,516	2,851
Other current assets	772	613	986	951	672

Total current assets	31,124	26,571	28,179	30,130	23,389
Property and equipment, net	2,312	2,181	2,659	2,915	3,007
Other assets	192	211	186	202	238

TOTAL ASSETS	$33,628	$28,963	$31,024	$33,247	$26,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$—	$—	$—	$1,000
Trade payables	2,152	2,464	1,965	1,535	3,087
Accrued liabilities	1,303	1,118	1,214	1,803	2,606
Deferred royalty revenue	328	8	—	—	—
Current portion of debt and capital lease obligations	408	141	160	418	194

Total current liabilities	4,191	3,731	3,339	3,756	6,887

Long-term liabilities:
Capital lease obligations, less current portion	—	146	266	304	—
Other long-term liabilities	124	148	141	147	114

Total liabilities	4,315	4,025	3,746	4,207	7,001

Stockholders’ equity:
Common stock, at par value	38	39	45	44	45
Additional paid-in capital	186,304	190,025	204,797	203,966	205,075
Accumulated other comprehensive income	616	113	(11)	24	—
Accumulated deficit	(157,645)	(165,239)	(177,553)	(174,994)	(185,487)

Total stockholders’ equity	29,313	24,938	27,278	29,040	19,633

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,628	$28,963	$31,024	$33,247	$26,634

Risk Factors

Investing in our securities involves a high degree of risk. Before purchasing our securities, you should carefully review and consider the risk factors described below, the risk factors beginning on page 4 of the accompanying prospectus, as well as the risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 30, 2012, and in our Quarterly Report on Form 10-Q for the nine-month period ended September 29, 2013, each of which is incorporated by reference into this prospectus supplement. If any of these risks actually occur, our business, financial condition and results of operations would suffer. In that case, the trading price of our common stock would likely decline and you might lose all or part of your investment in our securities. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” immediately below.

If we fail to successfully develop, introduce and sell CSSPs and new products, or if our CSSP design opportunities do not generate the revenue we expect, we may be unable to compete effectively in the future.

The market for differentiated mobile devices is highly competitive and dynamic, with short end market product life cycles and rapid obsolescence of existing products. To compete successfully, we must obtain access to advanced fabrication capacity and dedicate significant resources to specify, design, develop, manufacture and sell new or enhanced CSSPs that provide increasingly higher levels of performance, low power consumption, new features, reliability and/or cost savings to our customers. Due to the short product life cycle of these devices our revenue is subject to fluctuation in a short period of time and our ability to grow our business depends on accelerating our design win activity. We often make significant investments in CSSP and silicon platform development, selling and marketing, long before we generate revenue, if any, from our efforts. The markets we are targeting typically have higher volumes and greater price pressure than our traditional business. In addition, we quote opportunities in anticipation of future cost reductions and may aggressively price products to gain market share. In order to react quickly to opportunities or to obtain favorable wafer prices, we make significant investments in and commitments to purchase inventories and capital equipment before we have firm commitments from customers.

We expect our business growth to be driven by CSSPs, and CSSP revenue growth needs to be strong enough to achieve profitability while offsetting expected declines in other parts of our business. The gross margin associated with our CSSPs and new products is generally lower than the gross margin of our mature products, due primarily to the price sensitive nature of the higher volume mobile consumer opportunities that we are pursuing with CSSPs. If our mature product revenue were to decline more quickly than expected, it could have a significant effect on our results of operations and cash flows. Because the product life cycle of mobile products is short, we must replace revenue at the end of a product life cycle with sales from new design opportunities. In addition, sales of our mature product family could decline if competitors replace us in these design opportunities. While we expect revenue and gross profit growth from CSSPs will offset the expected decline in revenue and gross profit from our mature products, there is no assurance whether or when this will occur. In order to grow our revenue from its current level, we are dependent upon increased revenue from our existing products, especially CSSPs based on our ArcticLink and PolarPro solution platforms, and the development of CSSPs, additional new products and solutions.

If (i) we are unable to design, produce and sell new CSSPs that meet design specifications, address customer requirements and generate sufficient revenue and gross profit; (ii) market demand for our CSSPs and other products fails to materialize; (iii) we are unable to obtain adequate fabrication capacity on a timely basis; (iv) we are unable to develop CSSPs or solutions in a timely manner; or (v) our customers do not successfully introduce products incorporating our devices, our revenue and gross margin will be materially harmed, our liquidity and cash flows will be materially affected, we may be required to write-off related inventories and long-lived assets or there may be other adverse effects on our business or the price of our common stock.

Our CSSP design opportunities may not result in the revenue we expect.

We have transitioned from being a broad-based supplier of FPGA devices to being a supplier of CSSPs primarily to the mobile market. We have developed a significant pipeline of design opportunities for CSSPs in our target markets and we are focused on converting additional design opportunities in all of our target markets into revenue. Continual increases in revenue contributions from new mobile products are key to our ability to grow our business, achieve profitability and maintain or increase our cash and cash equivalent balances. Mobile product life cycles are short and we must replace revenue lost at the end of each product life cycle with sales from new design wins.

The generation of revenue from mobile market design opportunities is influenced by a number of factors, such as our ability to supply solutions that meet customers’ cost targets and performance requirements, the value and price of our solutions relative to competing solutions, our customers’ decisions whether to produce in volume the products utilizing our solution, the timing of our customers’ product introduction dates, the market success of our customers’ products and general economic conditions. If these design opportunities result in revenue that is later or significantly lower than we expect, our results of operations and financial condition will be adversely affected.

Currently we depend on Samsung for a significant portion of our revenue and the loss of or reduction in orders from Samsung could adversely affect our revenue and harm our business, financial condition, operating results and cash flows.

During our third quarter ended September 29, 2013, Samsung accounted for 68% of our total revenue. In the future, Samsung may purchase fewer of our products, modify the terms on which they purchase our products or decide not to continue to purchase our products. Samsung is not required to continue to purchase our products and if we fail to continue to make design wins with Samsung, our future revenue and profitability may be adversely affected.

We have a limited number of significant customers and limited visibility into the long-term demand for our products from these customers.

A few end-customers can represent a significant portion of our total revenue in a given reporting period and the likelihood of this occurring will increase as we continue to target market leading manufacturers of high volume mobile applications. As in the past, future demand from these customers may fluctuate significantly from quarter to quarter. These customers typically order products with short requested delivery lead times, and do not provide a commitment to purchase product past the period covered by purchase orders, which may be rescheduled or canceled. In addition, our manufacturing lead times are longer than the delivery lead times requested by these customers, and we make significant purchases of inventory and capital expenditures in anticipation of future demand. If revenue from any significant customer were to decline substantially, we may be unable to offset this decline with increased revenue and gross margin from other customers and we may purchase excess inventories. These factors could severely harm our business.

In addition, we may make a significant investment in long-lived assets for the production of our products based upon historical and expected demand. If demand for our products or gross margin generated from our products does not meet our expectations or if we are unable to collect amounts due from significant customers, we may be required to write-off inventories, provide for uncollectible accounts receivable or incur charges against long-lived assets, which would materially harm our business.

Our customers may cancel or change their product plans after we have expended substantial time and resources in the design of their products.

Our customers often evaluate our products for six months or more before designing them into their systems, and they may not commence volume shipments for up to an additional six to twelve months, if at all. During this lengthy sales cycle, our potential customers may cancel or change their product plans. Customers may also discontinue products incorporating our devices at any time or they may choose to replace our products with lower cost semiconductors. In addition, we are working with leading customers in our target markets to define our future products. If customers cancel, reduce or delay product orders from us or choose not to release products that incorporate our devices after we have spent substantial time and resources developing products or assisting customers with their product design, our revenue levels may be less than anticipated and our business could be materially harmed.

We may not have the liquidity to support our future operations and capital requirements.

Our new products and products currently under development, have been generating lower gross margin as a percentage of revenue than the rest of our historical business due to the markets that we have targeted and the larger order quantities associated with these applications. Whether we can achieve cash flow levels sufficient to support our operations cannot be accurately predicted, and our investment portfolio is subject to a degree of interest rate and liquidity risk. Unless such cash flow levels are achieved and our investment portfolio remains liquid and its capital is preserved, we may need to borrow additional funds or sell debt or equity securities, or some combination thereof, to provide funding for our operations. Such additional funding may not be available on commercially reasonable terms, or at all. If adequate funds are not available when needed, our financial condition and operating results would be materially and adversely affected and we may not be able to operate our business without significant changes in our operations, or at all.

We depend on our relationships with third parties to manufacturer our new products.

We depend upon eSilicon Corporation to manufacture certain of our new products and TowerJazz to manufacture our other new products. The inability of either eSilicon Corporation or TowerJazz to continue manufacture of our new products for any reason would require us to identify and qualify a new foundry to manufacture our new products. This would be time consuming, difficult and result in unforeseen operational problems. Alternate foundries might not be available to fabricate our new products, or if available, might be unwilling or unable to offer services on acceptable terms and our ability to operate our business or deliver our products to our customers could be severely impaired.

We depend upon partnering with other companies to develop IP, reference platforms and system software.

In addition to working directly with our customers, we partner with other companies that are experts in certain technologies to develop additional intellectual property, reference platforms and system software to provide application solutions. We also work with mobile processor manufacturers and companies that supply storage, networking or graphics components for embedded systems. The depth of these relationships varies depending on the partner and the dynamics of the end market being targeted, but is typically a co-marketing relationship that includes joint account calls, promotional activities and/or engineering collaboration and developments, such as reference designs. If we are unable to license new technologies, maintain a close working relationship with our partners, fail to continue to develop and introduce leading technologies or if these technologies fail to generate the revenue we expect, we may not be able to compete effectively in the future.

We depend upon third parties for silicon IP, detailed RTL design, physical design, verification and assembly of our CSSP platforms and failure to meet our requirements in a timely fashion may adversely impact our time to market and revenue.

Our move to a variable cost or outsourced engineering development model allows us access to the best design resources for developing new CSSP platforms. This includes access to leading edge silicon IP as well as RTL design and physical design expertise. However, outsourcing the design of a complex CSSP platform typically involves multiple companies in multiple locations which increase the risk of costly design errors. Any delays or errors in the design of our new CSSP platforms could significantly increase the cost of development as well as adversely impact our time to market and revenue.

We depend upon third parties to fabricate, assemble, test and program our products, and they may discontinue manufacturing our products, fail to give our products priority, be unable to successfully manufacture our products to meet performance, volume or cost targets, or inaccurately report inventories to us.

We contract with third parties to fabricate, assemble, test and program our devices. In general, each of our devices is fabricated, assembled and programmed by a single supplier, and the loss of a supplier, transfer of manufacturing to a new location, expiration of a supply agreement or the inability of our suppliers to manufacture our products to meet volume, performance, quality and cost targets could have a material adverse effect on our business. Our relationship with our suppliers could change as a result of a merger or acquisition. If for any reason these suppliers or any other vendor becomes unable or unwilling to continue to provide services of acceptable quality, at acceptable costs and in a timely manner, our ability to operate our business or deliver our products to our customers could be severely impaired. We would have to identify and qualify substitute suppliers, which could be time consuming, difficult and result in unforeseen operational problems, or we could announce an end-of-life program for these products. Alternate suppliers might not be available to fabricate, assemble, test and program our devices or, if available, might be unwilling or unable to offer services on acceptable terms. In addition, if competition for wafer manufacturing capacity increases, if we need to migrate to more advanced wafer manufacturing technology, or if competition for assembly services increases, we may be required to pay or invest significant amounts to secure access to this capacity. The number of companies that provide these services is limited and some of them have limited operating histories and financial resources. In the event our current suppliers refuse or are unable to continue to provide these services to us, or if we are unable to secure sufficient capacity from our current suppliers on commercially reasonable terms, we may be unable to procure services from alternate suppliers in a timely manner, if at all. Moreover, our reliance on a limited number of suppliers subjects us to reduced control over delivery schedules, quality assurance and costs. This lack of control may cause unforeseen product shortages or may increase our cost to manufacture and test our products, which would adversely affect our operating results and cash flows.

We will be unable to compete effectively if we fail to anticipate product opportunities based upon emerging technologies and standards or fail to develop products and solutions that incorporate these technologies and standards in a timely manner.

We spend significant time and money designing and developing silicon solution platforms, and PSBs, and adopting emerging technologies. We intend to develop additional products and solutions and to adopt new technologies in the future. If system manufacturers adopt alternative standards or technologies, if an industry standard or emerging technology that we have targeted fails to achieve broad market acceptance, if customers choose low power offerings from our competitors, or if we are unable to bring the technologies or solutions to market in a timely and cost-effective manner, we may be unable to generate significant revenue from our research and development efforts. As a result, our business would be materially harmed and we may be required to write-off related inventories and long-lived assets.

If we fail to adequately forecast demand for our products, we may incur product shortages or excess product inventories.

Our agreements with certain suppliers require us to provide forecasts of our anticipated manufacturing orders, and place binding manufacturing commitments in advance of receiving purchase orders from our customers. We are limited in our ability to increase or decrease our forecasts under such agreements. Other manufacturers supply us with product on a purchase order basis. The allocation of capacity is determined solely by our suppliers over which we have no direct control. Additionally, we may place orders with our suppliers in advance of customer orders to allow us to quickly respond to changing customer demand or to obtain favorable product costs. Furthermore, we provide our suppliers with equipment which is used to program our products to customer specifications. The programming equipment is manufactured to our specifications and has significant order lead times. These factors may result in product shortages or excess product inventories. Obtaining additional supply in the face of product, programming equipment or capacity shortages may be costly, or not possible, especially in the short term since most of our products and programming equipment are supplied by a single supplier. Our failure to adequately forecast demand for our products could materially harm our business.

Our approach to developing solutions for potential customers involves developing CSSPs for and aligning our roadmap with application processor and flash memory vendors. We have entered into informal partnerships with other parties that involve the development of solutions that interface with their devices or standards. These informal partnerships also may involve joint marketing campaigns and sales calls. If our solutions are not incorporated into customer products, if our partners discontinue production of or integrate our solution into their product offerings, or if the informal partnerships do not grow as expected or if they are significantly reduced or terminated by acquisition or other means, our revenue and gross margin will be materially harmed and we may be required to write-off related inventories and long-lived assets. Fluctuations in our manufacturing processes, yields and quality, especially for new products, may increase our costs.

Difficulties encountered during the complex semiconductor manufacturing process can render a substantial percentage of semiconductor devices nonfunctional. New manufacturing techniques or fluctuations in the manufacturing process may change the performance distribution and yield of our products. We have, in the past, experienced manufacturing runs that have contained substantially reduced or no functioning devices, or that generated devices with below normal performance characteristics. Our reliance on third party suppliers may extend the period of time required to analyze and correct these problems. Once corrected, our customers may be required to redesign or requalify their products. As a result, we may incur substantially higher manufacturing costs, shortages of inventories or reduced customer demand.

Yield fluctuations frequently occur in connection with the manufacture of newly introduced products, with changes in product architecture, with manufacturing at new facilities, on new fabrication processes or in conjunction with new backend manufacturing processes. Newly introduced solutions and products are often more complex and more difficult to produce, increasing the risk of manufacturing related defects. New manufacturing facilities or processes are often more complex and take a period of time to achieve expected quality levels and manufacturing efficiencies. While we test our products, including our software development tools, they may still contain errors or defects that are found after we have commenced commercial production. Undetected errors or defects may also result from new manufacturing processes or when new intellectual property is incorporated into our products. If our products or software development tools contain undetected or unresolved defects, we may lose market share, experience delays in or loss of market acceptance, reserve or scrap inventories or be required to issue a product recall. In addition, we would be at risk of product liability litigation if defects in our products were discovered. Although we attempt to limit our liability to end users through disclaimers of special, consequential and indirect damages and similar provisions, we cannot assure you that such limitations of liability will be legally enforceable.

We may be unable to accurately estimate quarterly revenue, which could adversely affect the trading price of our stock.

Due to our relatively long product delivery cycle and the inability of our customers in the rapidly evolving mobile market to confirm product requirements on a timely basis, we may have low visibility to product demand in any given quarter. If our customers cannot provide us with accurate delivery lead times, we may not be able to deliver product to our customers in a timely fashion. Furthermore, our ability to respond to increased demand is limited to inventories on hand or on order, the capacity available at our contract manufacturers and our capacity to program products to customer specifications. If we fail to accurately estimate customer demand, record revenue, or if our available capacity is less than needed to meet customer demand, our results of operations could be harmed and our stock price could materially fluctuate.

We have a history of losses and cannot assure you that we will be profitable in the future.

We have a history of losses having recorded a net loss in 2012 and in 2011. Although we achieved profitability in 2010, we cannot predict when we may return to profitability.

Our future operating results are likely to fluctuate and therefore may fail to meet expectations, which could cause our stock price to decline.

Our operating results have varied widely in the past and are likely to do so in the future. In addition, our past operating results may not be an indicator of future operating results. Our future operating results will depend on many factors and may fail to meet our expectations for a number of reasons, including those set forth in these risk factors. Any failure to meet expectations could cause our stock price to significantly fluctuate or decline.

Factors that could cause our operating results to fluctuate include, without limitation: (i) successful development and market acceptance of our products and solutions; (ii) our ability to accurately forecast product volumes and mix, and to respond to rapid changes in customer demand; (iii) changes in sales volume or expected sales volume, product mix, average selling prices or production variances that affect gross profit; (iv) the effect of end-of-life programs; (v) a significant change in sales to, or the collectability of accounts receivable from, our largest customers; (vi) our ability to adjust our product features, manufacturing capacity and costs in response to economic and competitive pressures; (vii) our reliance on subcontract manufacturers for product capacity, yield and quality; (viii) our competitors’ product portfolio and product pricing policies; (ix) timely implementation of efficient manufacturing technologies; (x) errors in applying or changes in accounting and corporate governance rules; (xi) the issuance of equity compensation awards or changes in the terms of our stock plan or employee stock purchase plan; (xii) mergers or acquisitions; (xiii) the impact of import and export laws and regulations; (xiv) the cyclical nature of the semiconductor industry and general economic, market, political and social conditions in the countries where we sell our products and the related effect on our customers, distributors and suppliers; and (xv) our ability to obtain capital, debt financing and insurance on commercially reasonable terms. Although certain of these factors are out of our immediate control, unless we can anticipate and be prepared with contingency plans that respond to these factors, our business may be materially harmed.

We may encounter periods of industry wide semiconductor oversupply, resulting in pricing pressure, as well as undersupply, resulting in a risk that we could be unable to fulfill our customers’ requirements. The semiconductor industry has historically been characterized by wide fluctuations in the demand for, and supply of, its products. These fluctuations have resulted in circumstances when supply of and demand for semiconductors has been widely out of balance. An industry wide semiconductor oversupply could result in severe downward pricing pressure from customers. In a market with undersupply of manufacturing capacity, we would have to compete with larger foundry and assembly customers for limited manufacturing resources. In such an environment, we may be unable to have our products manufactured in a timely manner, at a cost that generates adequate gross profit or in sufficient quantities. Since we outsource all of our manufacturing and generally have a single source of wafer supply, test, assembly and programming for our products, we are particularly vulnerable to such supply shortages and capacity limitations. As a result, we may be unable to fulfill orders and may lose customers. Any future industry wide oversupply or undersupply of semiconductors could materially harm our business.

We may be unable to successfully grow our business if we fail to compete effectively with others to attract and retain key personnel.

We believe our future success depends upon our ability to attract and retain highly competent personnel. Our employees are at-will and not subject to employment contracts. Hiring and retaining qualified sales, technical and financial personnel are difficult due to the limited number of qualified professionals, economic conditions and the size of our company. In addition, new hires frequently require extensive training before they achieve desired levels of productivity. Failure to attract, hire, train and retain personnel could materially harm our business.

Problems associated with international business operations could affect our ability to manufacture and sell our products.

Most of our products are manufactured outside of the United States at manufacturing facilities operated by our suppliers in Asia, South Asia and the Middle East regions. As a result, these manufacturing operations and new product introductions are subject to risks of political instability.

A significant portion of our total revenue comes from sales to customers located outside the United States. We anticipate that sales to customers located outside the United States will continue to represent a significant portion of our total revenue in future periods. In addition, most of our domestic customers sell their products outside of North America, thereby indirectly exposing us to risks associated with foreign commerce and economic instability. In addition to overseas sales offices, we have significant research and development activities in Canada and India. Accordingly, our operations and revenue are subject to a number of risks associated with foreign commerce, including the following: (i) staffing and managing foreign offices; (ii) managing foreign distributors; (iii) collecting amounts due; (iv) political and economic instability; (v) foreign currency exchange fluctuations; (vi) changes in tax laws, import and export regulations, tariffs and freight rates; (vii) timing and availability of export licenses; (viii) supplying products that meet local environmental regulations; and (ix) inadequate protection of intellectual property rights.

We denominate sales of our products to foreign countries exclusively in U.S. dollars. As a result, any increase in the value of the U.S. dollar relative to the local currency of a foreign country will increase the price of our products in that country so that our products become relatively more expensive to customers in their local currency. As a result, sales of our products in that foreign country may decline. If the local currency of a foreign country in which we conduct business strengthens against the U.S. dollar, our payroll and other local expenses will be higher, and since sales are transacted in U.S. dollars, would not be offset by any increase in revenue. To the extent any such risks materialize, our business could be materially harmed.

In addition, we incur costs in foreign countries that may be difficult to reduce quickly because of employee related laws and practices in those foreign countries.

Our CSSPs face competition from suppliers of ASSPs, suppliers of integrated application processors, and suppliers of ASICs.

We face competition from companies that offer ASSPs. While it is difficult to provide a unique solution through the use of ASSPs, ASSPs generally are cost effective standard products and have short lead times. In certain design opportunities, ASSPs can be combined to achieve system design objectives. Manufacturers of integrated application processors often integrate new features when they introduce new products. A system designer could elect the use of an integrated processor that includes the features offered in our CSSPs and/or a widely accepted feature of our CSSPs could be integrated into a competitor’s ASSP. Companies that supply ASICs, which may be purchased for a lower price at higher volumes and typically have greater logic capacity, additional features and higher performance than our products. Our inability to successfully compete in any of the following areas could materially harm our business: (i) the development of new products, CSSPs and advanced manufacturing technologies; (ii) the quality, power characteristics, performance characteristics, price and availability of devices, programming hardware and software development tools; (iii) the ability to engage with companies that provide synergistic products and services; (iv) the incorporation of industry standards in our products and solutions; (v) the diversity of product offerings available to customers; or (vi) the quality and cost effectiveness of design, development, manufacturing and marketing efforts.

We may be unable to adequately protect our intellectual property rights and may face significant expenses as a result of future litigation.

Protection of intellectual property rights is crucial to our business, since that is how we keep others from copying the innovations that are central to our existing and future products. From time to time, we receive letters alleging patent infringement or inviting us to license other parties’ patents. We evaluate these requests on a case-by-case basis. These situations may lead to litigation if we reject the offer to obtain the license.

In the past, we have been involved in litigation relating to our alleged infringement of third party patents or other intellectual property rights. This type of litigation is expensive and consumes large amounts of management time and attention.

Because it is critical to our success that we continue to prevent competitors from copying our innovations, we intend to continue to seek patent and trade secret protection for our products. The process of seeking patent protection can be long and expensive, and we cannot be certain that any currently pending or future applications will actually result in issued patents or that, even if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. Furthermore, others may develop technologies that are similar or superior to our technology or design around the patents we own. We also rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants and other third parties. However, these parties may breach these agreements and we may not have adequate remedies for any breach. In any case, others may come to know about or determine our trade secrets through a variety of methods. In addition, the laws of certain territories in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent as the laws of the United States.

The market price of our common stock may fluctuate significantly and could lead to securities litigation.

Stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. In the future, we may be the subject of similar litigation. Securities litigation could result in substantial costs and divert management’s attention.

We may engage in manufacturing, distribution or technology agreements that involve numerous risks, including the use of cash, diversion of resources and significant write-offs.

We have entered into and, in the future, intend to enter into agreements that involve numerous risks, including the use of significant amounts of our cash; diversion of resources from other development projects or market opportunities; our ability to collect amounts due under these contracts; and market acceptance of related products and solutions. If we fail to recover the cost of these or other assets from the cash flow generated by the related products, our assets will become impaired and our financial results would be harmed.

Our business is subject to the risks of earthquakes, other catastrophic events and business interruptions for which we may maintain limited insurance.

Our operations and the operations of our suppliers are vulnerable to interruption by fire, earthquake, power loss, flood, terrorist acts and other catastrophic events beyond our control. In particular, our headquarters are located near earthquake fault lines in the San Francisco Bay Area. In addition, we rely on certain suppliers to manufacture our products and would not be able to qualify an alternate supplier of our products for several quarters. Our suppliers often hold significant quantities of our inventories which, in the event of a disaster, could be destroyed. In addition, our business processes and systems are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. Any catastrophic event, such as an earthquake or other natural disaster, the failure of our computer systems, war or acts of terrorism, could significantly impair our ability to maintain our records, pay our suppliers, or design, manufacture or ship our products. The occurrence of any of these events could also affect our customers, distributors and suppliers and produce similar disruptive effects upon their business. If there is an earthquake or other catastrophic event near our headquarters, our customers’ facilities, our distributors’ facilities or our suppliers’ facilities, our business could be seriously harmed.

We do not maintain sufficient business interruption and other insurance policies to compensate us for all losses that may occur. Any losses or damages incurred by us as a result of a catastrophic event or any other significant uninsured loss could have a material adverse effect on our business.

Our Certificate of Incorporation, Bylaws and Delaware law contain provisions that could discourage a takeover that is beneficial to stockholders.

Provisions of our Certificate of Incorporation, our Bylaws and Delaware law could make it difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

If we do not maintain compliance with the listing requirements of The NASDAQ Global Market, our common stock could be delisted, which could, among other things, reduce the price of our common stock and the levels of liquidity available to our stockholders.

We are listed on The NASDAQ Global Market and our securities could be delisted in the future if we do not continue to meet the specific quantitative standards of The NASDAQ Global Market.

Changes to existing accounting pronouncements or taxation rules or practices may cause adverse revenue fluctuations, affect our reported financial results or how we conduct our business.

Generally accepted accounting principles, or GAAP, are promulgated by, and are subject to the interpretation of the Financial Accounting Standards Board, or FASB, and the SEC. New accounting pronouncements or taxation rules and varying interpretations of accounting pronouncements or taxation practices have occurred and may occur in the future. Any future changes in accounting pronouncements or taxation rules or practices may have a significant effect on how we report our results and may even affect our reporting of transactions completed before the change is effective. In addition, a review of existing or prior accounting practices may result in a change in previously reported amounts. This change to existing rules, future changes, if any, or the questioning of current practices may adversely affect our reported financial results, our ability to remain listed on The NASDAQ Global Market, or the way we conduct our business and subject us to regulatory inquiries or litigation.

We have implemented import and export control procedures to comply with United States regulations but we are still exposed to potential risks from import and export activity.

Our products, solutions, technology and software are subject to import and export control laws and regulations which, in some instances, may impose restrictions on business activities, or otherwise require licenses or other authorizations from agencies such as the U.S. Department of State, U.S. Department of Commerce and U.S. Department of the Treasury. These restrictions may impact deliveries to customers or limit development and manufacturing alternatives. We have import and export licensing and compliance procedures in place for purposes of conducting our business consistent with U.S. and applicable international laws and regulations, and we periodically review these procedures to maintain compliance with the requirements relating to import and export regulations. If we are not able to remain in compliance with import and export regulations, we might be subject to investigation, sanctions or penalties by regulatory authorities. Such penalties can include civil, criminal or administrative remedies such as loss of export privileges. We cannot be certain as to the outcome of an evaluation, investigation, inquiry or other action or the impact of these items on our operations. Any such action could adversely affect our financial results and the market price of our common stock.

Risks Relating to this Offering and Ownership of Our Common Stock

The market price of our common stock may be volatile, and the value of your investment could decline significantly.

The trading price for our common stock has been, and we expect it to continue to be, volatile. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results, our financial situation, announcements of technological innovations or new products by us or our competitors, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions, some of which are beyond our control. These broad market fluctuations may lower the market price of our common stock and affect the volume of trading in our stock.

Future sales of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. As of September 29, 2013, we had 44,779,921 shares of common stock outstanding, all of which shares, other than shares held by our directors and certain officers which are subject to ninety (90) day lock-up agreements in connection with this offering, were eligible for sale in the public market, subject in some cases to compliance with the requirements of Rule 144, including the volume limitations and manner of sale requirements. In addition, all of the shares offered under this prospectus supplement and the accompanying prospectus will be freely tradable without restriction or further registration upon issuance.

Investors in this offering will experience immediate and substantial dilution.

The public offering price of the securities offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. If the holders of outstanding options or warrants exercise those options or warrants at prices below the public offering price, you will incur further dilution. See the section entitled “Dilution” below for a more detailed discussion of the dilution associated with this offering.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways with which you may not agree. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested or otherwise used in a way that does not yield a favorable, or any, return for our company.

We have never declared or paid dividends on our capital stock and we do not anticipate paying dividends in the foreseeable future.

Our business requires significant funding, and we currently invest available funds and earnings in product development. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently plan to invest all available funds and future earnings in the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

Cautionary Statements Regarding Forward-Looking Statements

This prospectus, any related prospectus supplement and the registration statement of which they are a part contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “will,” “may,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” or other similar words. Forward-looking statements include statements regarding our strategies as well as:

•	our future revenue, earnings, cash flow and cash position;

•	the market demand for and commercial success of our Customer Specific Standard Products, or CSSPs, and new products;

•	the anticipated impact of CSSPs on the served available market for mobile process manufacturers;

•	our emphasis on Catalog CSSPs in the future;

•	growth in our CSSP business and revenue and profit growth from CSSPs;

•	our ability to convert our design opportunities into revenue;

•	product development plans and levels of research, development and engineering activity;

•	our gross profit and break even revenue level and factors that affect gross profit and break even revenue level;

•	our ability to align our cost structure with market conditions, including outsourcing plans and operating expenses;

•	our intentions to develop additional products and solutions and to adopt new technologies in the future;

•	growth of the industry and the size of our served available market;

•	end-user demand for semiconductors, including the growing mobile device industry;

•	customer demand for our products;

•	estimated net proceeds from the offering;

•	expected uses of the net proceeds from this offering;

•	the realizability of our deferred tax assets in the future; and

•	the sufficiency of our financial resources, including our revolving line of credit with Silicon Valley Bank, to support future operations and capital expenditures.

In addition, from time to time we or our representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the Commission, or press releases or oral statements made by or with the approval of one of our authorized executive officers. We intend that these forward-looking statements be subject to the safe harbors created by the relevant provisions of the Securities Act and the Exchange Act.

Forward-looking statements involve a number of risks and uncertainties, many of which are outside of our control. Factors that might cause actual results to differ include, but are not limited to, those set forth under “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein. In particular, factors that could cause actual results to differ materially from projected results include, but are not limited to:

•	the conversion of our design opportunities into revenue,

•	the liquidity required to support our future operating and capital requirements,

•	the commercial and technical success of our CSSPs, and new products, and our successful introduction of products and CSSPs incorporating emerging technologies or standards,

•	the expected decline in revenue from our mature products,

•	our dependence upon single suppliers to fabricate and assemble our products,

•	our dependence on a limited number of customers for a significant portion of our revenue,

•	our expectations about market and product trends,

•	our future plans for partnerships and collaborations,

•	our ability to forecast demand for our products,

•	our ability to accurately estimate our quarterly revenue,

•	management discretion regarding the use of the proceeds from this offering,

•	the demand for our products, and

•	our dependence upon relationships with our foundries each of which manufactures wafers for different types of products.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. QuickLogic disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the Commission on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

Use of Proceeds

We estimate that the net proceeds from the sale of the          shares of common stock that we are offering, will be approximately $         million, or approximately $         million if the underwriters exercise their over-allotment option in full, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We expect the net proceeds to us from the sale of the common stock offered by this prospectus supplement and the accompanying prospectus will be used for working capital and other general corporate purposes. We may also use a portion of the net proceeds for licensing or acquiring intellectual property or technologies to incorporate in our products, capital expenditures, to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments or to repay debt.

We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion in the application of the net proceeds of this offering. We have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending the application of the net proceeds, we expect to invest the net proceeds of this offering in investment-grade, interest-bearing securities.

Price Range of Our Common Stock

Our common stock is listed on The NASDAQ Global Market under the symbol “QUIK.” The following table sets forth, for the periods indicated, the high and low closing sales prices of our common stock as reported on The NASDAQ Global Market:

	High	Low
Fiscal Year ending January 1, 2012
First Quarter	$6.65	$4.52
Second Quarter	$5.08	$2.60
Third Quarter	$4.44	$2.29
Fourth Quarter	$3.13	$1.92

Fiscal Year ending December 30, 2012
First Quarter	$3.13	$2.43
Second Quarter	$3.58	$2.03
Third Quarter	$3.22	$2.06
Fourth Quarter	$3.00	$1.88

Fiscal Year ending December 29, 2013
First Quarter	$2.62	$2.06
Second Quarter	$2.60	$2.20
Third Quarter	$2.90	$2.17
Fourth Quarter	$3.94	$2.54

As of November 6, 2013, there were 199 holders of record of our common stock. On November 8, 2013, the last sale price reported on The NASDAQ Global Market for our common stock was $3.41 per share.

Dividend Policy

We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Capitalization

The following table sets forth our cash, cash equivalents and available-for-sale securities and our capitalization as of September 29, 2013:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale by us of shares of              our common stock issued in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	September 29, 2013
	Actual	As adjusted
	(In thousands, except share data) (unaudited)
Cash, cash equivalents and available-for-sale securities	$14,871	$

Long-term liabilities	114

Stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—		—
Common stock, par value $0.001 per share; 100,000 shares authorized; 44,780 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	45
Additional paid-in capital	205,075
Accumulated other comprehensive income	—
Accumulated deficit	(185,487)

Total stockholders’ equity	19,633

Total capitalization	$19,747

The number of shares shown as issued and outstanding in the table above excludes, as of September 29, 2013:

•	6,733,637 shares of common stock issuable upon the exercise of stock options outstanding as of September 29, 2013 with a weighted-average exercise price of $2.5458 per share;

•	17,400 unvested restricted stock units as of September 29, 2013;

•	3,086,584 shares of common stock reserved for future issuance under our equity incentive plans as of September 29, 2013; and

•	4,241,244 shares of common stock issuable upon exercise of outstanding warrants.

Description of Securities

In this offering, we are offering          shares of common stock. The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” starting on page 9 of the accompanying prospectus.

Underwriting

We have entered into an underwriting agreement with the underwriters set forth below with respect to the shares of common stock being offered hereby. Subject to certain conditions, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us the number of shares of our common stock indicated in the following table. Roth Capital Partners is the representative of the underwriters.

Underwriters	Number of Shares
Roth Capital Partners, LLC
The Benchmark Company, LLC

Total

Our common stock trades on The NASDAQ Global Market under the symbol “QUIK.”

The underwriting agreement provides that the obligation of the underwriters to purchase the shares of common stock offered by this prospectus supplement and the accompanying base prospectus is subject to the approval of certain legal matters by counsel for the representative and to certain other conditions. Each underwriter is obligated, severally and not jointly, to purchase all of the shares of common stock offered hereby if any such shares are purchased.

We have granted the underwriters an option, exercisable one or more times at any time or from time to time, in whole or in part, for a period of 30 days from the date of this prospectus supplement, to buy up to an additional          shares of our common stock from us at the public offering price, less the underwriting discounts and commissions and the non-accountable expense reimbursement, to cover these sales.

Commissions and Expenses

The underwriters propose to offer the shares of common stock purchased pursuant to the underwriting agreement to the public at the public offering price per unit set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per share. After this offering, the public offering price and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

In connection with the sale of the common stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriters’ commissions and discounts will be 6.5% of the gross proceeds of this offering, or $         per share, based on the public offering price per share set forth on the cover page of this prospectus supplement. Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum compensation to be received by any FINRA member or independent broker/dealer generally, as calculated consistent with FINRA’s rules, may not be greater than 8.0% of the gross proceeds received by us from the sale of any securities registered pursuant to Rule 415 under the Securities Act.

In addition, we have agreed to reimburse the representative at closing for all reasonable filing fees and reasonable fees and disbursements of the representative’s counsel incurred in connection with the qualification of the shares of common stock being offered in this offering and in connection with any FINRA filing and all reasonable out-of-pocket expenses that have been incurred by the representative in connection with this offering, up to a maximum aggregate of $75,000 for legal fees and expenses and $20,000 for costs incurred by the representative in connection with investor presentations and any road shows it conducts. We estimate that expenses payable by us in connection with this offering of our securities, other than the underwriting discounts and commissions, will be approximately $            . The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the overallotment option to purchase additional shares of common stock we have granted to the underwriters):

Per Share
	Without Overallotment Option	With Overallotment Option
Public Offering Price	$	$
Underwriting discounts and commissions paid by us	$	$

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify each underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that each underwriter or such other indemnified parties may be required to make in respect of those liabilities.

Restrictions on Future Sales

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock, or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, without the prior written consent of the representative for a period of 90 days, subject to an 18 day extension under certain circumstances (the “Lock-up Period”), following the date of this prospectus supplement. This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of securities sold in this offering, (ii) the issuance of shares of our common stock upon the exercise of options or warrants and the vesting of restricted stock awards or units and (iii) the issuance of employee stock options and the grant, redemption forfeiture or distribution of restricted stock awards, restricted stock units or shares of Common Stock pursuant to our equity incentive plans.

In addition, each of our directors and executive officers has entered into a lock-up agreement with the representative. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, without the prior written consent of the representative, for a period of 90 days, subject to an 18 day extension under certain circumstances, from the closing date of this offering. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are subject to exceptions for transfers (i) as a bona fide gift or gifts to one or more transferees who agree to be bound by these restrictions, (ii) by will or the laws of descent and distribution or to one or more trusts for bona fide estate planning purposes, provided the transferee agrees to be bound by these restrictions, (iii) as collateral for a loan, (iv) transfers to an entity directly or wholly owned by the undersigned (v) to us or as may be required under any of our benefit plans; (vi) pursuant to a 10b5-1 Plan under the Exchange Act established prior to the date of the lock-up agreement, or (vii) to a third party pursuant to the acquisition of 100% of the voting stock of the Company by a third party.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by an underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on an underwriter’s website or our website and any information contained in any other website maintained by an underwriter or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of common stock offered hereby is completed, SEC rules may limit the underwriters from bidding for and purchasing our shares of common stock.

In connection with the offering the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Overallotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriters is not greater than the number of shares that such underwriters may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, each underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the overallotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the overallotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and/or their respective affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services such underwriter has received and, may in the future receive, customary fees. Except for services provided in connection with this offering, none of the underwriters have provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain any of the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

Selling Restrictions

European Economic Area

This prospectus supplement and the accompanying prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c) in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and the accompanying prospectus are not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended ) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus supplement and the accompanying prospectus are directed at, and this prospectus supplement and the accompanying prospectus are only being distributed to, (1) persons who receive this prospectus supplement and the accompanying prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49 (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Persons”). This prospectus supplement and the accompanying prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to Relevant Persons and will be engaged in only with Relevant Persons.

The underwriters have represented, warranted and agreed, severally and not jointly, that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any of the shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

Legal Matters

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon the validity of the issuance of the common stock offered by this prospectus supplement and the accompanying prospectus. Certain legal matters relating to the offering will be passed upon for the underwriters by DLA Piper LLP (US), East Palo Alto, California.

Experts

The financial statements and management’s assessment of the effectiveness of our internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 30, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Incorporation of Certain Information By Reference

The SEC allows us to “incorporate by reference” certain information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than information in current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement and prior to the termination of the offering of the common stock covered by this prospectus supplement (Commission File No. 333-161501):

•	our Annual Report on Form 10-K for the year ended December 30, 2012 filed with the SEC on March 8, 2013 (the “2012 10-K”);

•	the information specifically incorporated by reference into our 2012 10-K from our definitive proxy statement on Schedule 14A filed with the SEC on March 8, 2013;

•

our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2013, June 30, 2013 and September 29, 2013 filed with the SEC on May 8, 2013, August 6, 2013 and November 5, 2013, respectively;

•

our Current Reports on Form 8-K filed with the SEC on February 13, 2013, April 24, 2013, and June 18, 2013 (other than the portions of these reports furnished but not filed pursuant to SEC rules and the exhibits filed on such form that relate to such portions);

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 10, 2001, including all amendments and reports filed for the purpose of updating such information.

This prospectus supplement may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement. Reports we file with the SEC after the date of this prospectus supplement may also contain information that updates, modifies or is contrary to information in this prospectus supplement or in documents incorporated by reference in this prospectus supplement. Investors should review these reports as they may disclose a change in our business, prospectus, financial condition or other affairs after the date of this prospectus supplement.

Our website is www.quicklogic.com. Our website contains links to our filings available on the SEC website. We will also provide electronic or paper copies of our filings free of charge upon written or oral request. The information available on or through our websites is not a part of this prospectus supplement and should not be relied upon. You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus supplement by writing or calling us at:

QuickLogic Corporation

1277 Orleans Drive

Sunnyvale, CA 94089-1138

Attention: Ralph Marimon, Chief Financial Officer

(408) 990-4000

* Pursuant to General Instruction B(2) of Form 8-K, information or reports “furnished” on Form 8-K are not deemed to be “filed” for the purpose of Section 18 of the Exchange Act and are not subject to the liabilities of that section. Unless otherwise specifically noted in the Form 8-K, we are not incorporating and will not incorporate by reference future information or reports “furnished” on Form 8-K into this prospectus supplement.

PROSPECTUS

$40,000,000

QUICKLOGIC CORPORATION

By this prospectus, we may offer, from time to time

•	Common stock
•	Preferred stock
•	Depositary shares
•	Warrants
•	Debt Securities

All of the securities listed above may be sold separately or as units with other securities.

From time to time, we may offer up to $40,000,000 of the securities described in this prospectus either individually or as units comprised of one or more of the other securities, or any combination thereof . Any preferred stock that we sell may be sold either as shares of preferred stock or represented by depositary shares.

Our common stock is listed on the NASDAQ Global Market under the symbol “QUIK.” On August 26, 2013, the last reported sale price of our common stock on the NASDAQ Global Market was $2.47 per share.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 4 of this prospectus, as well as in the applicable prospectus supplement, any related free writing prospectus and other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. For additional information regarding the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

This prospectus is dated August 30, 2013

No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement nor any free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement or any free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement or such free writing prospectus.

SUMMARY

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $40,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the risk factors, together with the additional information described under the heading “Where You Can Find More Information.”

THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

QuickLogic Corporation

QuickLogic Corporation was founded in 1988 and reincorporated in Delaware in 1999. We develop and market low-power customizable semiconductor solutions that enable customers to add new differentiated features to, extend the battery life in and improve the visual experience with their mobile, consumer and enterprise products. Our targeted mobile market segment includes Tablets, Smartphones, Mobile Enterprise, Pico Projectors, Broadband Access Data cards, and Secure Access Data cards. Our solutions typically fall into one of three product categories: Display & Visual Enhancement, Smart Connectivity, and Security. We are a fabless semiconductor company designing Customer Specific Standard Products, or CSSPs, which are complete, customer-specific solutions that include a combination of silicon solution platforms; Proven System Blocks, or PSBs; customer-specific logic; software drivers; and firmware. Our main platform families, ArcticLink and PolarPro, are standard silicon products. PSBs that have been developed and that are available to customers include our Visual Enhancement Engine, or VEE, Display Power Optimizer, or DPO, and Background Color Compensator (BCC) technologies; Camera Interface, or CAMIF; SDHD/eMMC Host Controllers; USB 2.0 On-The-Go with PHY; MIPI Host/Device with DPHY, LVDS, MDDI Client with PHY; High Speed UARTs; Pulse Width Modulators; SPI and I2C hosts, display-specific functions such as RGB-split and Frame Recyclers; and Data Performance Manager, or DPM, for accelerated sideloading times. The variety of PSBs offered by us allows system designers to combine multiple discrete chips onto a single CSSP, simplifying design and board layout, lowering BOM cost, and accelerating time-to-market. The programmable logic of the platforms is used for adding differentiated features and provides flexibility to address hardware-based product requirements quickly.

Utilizing a focused customer engagement model, we market CSSPs to Original Equipment Manufacturers, or OEMs, and Original Design Manufacturers, or ODMs, that offer differentiated mobile products, and to processor vendors wishing to expand their served available market through the deployment of reference designs to their customers. Our solutions enable OEMs and ODMs to add new features, extend battery life, and improve the visual experience of their handheld mobile devices.

We also work with mobile processor manufacturers in the development of reference designs or “Catalog” CSSPs. Through reference designs that incorporate our CSSPs, we believe mobile processor manufacturers can expand the served available market for their processors. Furthermore, should a CSSP development for a processor manufacturer be applicable to a set of common OEMs or ODMs, we can amortize our R&D investment over that set of OEMs/ODMs. We call this type of solution a Catalog CSSP. The first such Catalog CSSP was developed in conjunction with Texas Instruments, and introduced to the market during the second half of 2012. We are placing a greater emphasis on developing and marketing Catalog CSSPs in the future.

In order to grow our revenue from its current level, we depend upon increased revenue from our new products including existing new product platforms and platforms currently in development. We expect our business growth to be driven by CSSPs and our CSSP revenue growth needs to be strong enough to enable us to sustain profitability while we continue to invest in the development, sales and marketing of our new solution platforms, PSBs and CSSPs. The gross margin associated with our CSSPs is generally lower than the gross margin of our FPGA products, due primarily to the price sensitive nature of the higher volume mobile consumer opportunities that we are pursuing with CSSPs.

The needs of the Consumer Electronics, or CE, market bring a unique set of requirements. One important trend in this market is toward mobile, handheld devices with wireless capability. Important industry trends affecting the large market for mobile devices include the need for high bandwidth that enables the same user experience consumers are accustomed to on the personal computer, or PC, such as internet browsing, social networking and streaming video, product miniaturization and the need to increase battery life. Many of these product requirements were driven from the launch and widely publicized success of the Apple iPhone and Apple iPad. While there continue to be additional deployments in the network operator infrastructure that support the bandwidth required for these use cases, there are demographic and geographic specific product features that share this infrastructure. These product features place a burden on the designers and manufactures of these mobile CE products as they try to tailor multiple products with limited engineering resources. Lastly, the fast pace at which consumer taste for these features changes exacerbates the development challenges and risks in launching successful products to the marketplace.

Another important trend is shrinking product life cycles, which drives a need for faster, lower risk product development. There is intense pressure on the total product cost of these devices, including per unit component costs and non-recurring development costs. As more people experience the advantages of a mobile lifestyle at home, they demand the same advantages in their professional lives. We believe the trend towards mobile, handheld products which have a PC-like user experience, small form factor and maximize battery life will be prominent in the computing, industrial, medical and military markets.

We are a Delaware corporation, and our principal executive offices are located at 1277 Orleans Drive, Sunnyvale, California 94089. Our telephone number at that address is (408) 990-4000. Our website is located at www.quicklogic.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.

The Securities We May Offer

We may offer up to $40,000,000 of common stock, preferred stock, depositary shares, warrants and debt securities in one or more offerings either individually or as units comprised of one or more of such securities or any combination thereof. Any shares of preferred stock that we may offer may be offered either as shares of preferred stock or be represented by depositary shares. This prospectus provides you with a general description of the securities we may offer. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stockholders. Currently, we do not pay dividends. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

Preferred Stock and Depositary Shares

We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or the winding up of QuickLogic, voting rights and rights to convert into common stock. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

Warrants

We may issue warrants for the purchase of common stock, preferred stock or depositary shares. We may issue warrants independently or together with other securities.

Debt Securities

We may offer secured or unsecured obligations in the form of one or more series of senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The senior debt securities will have the same rank as all of our other unsubordinated debt. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into shares of our common stock.

The senior and subordinated debt securities will be issued under separate indentures between us and a trustee. We have summarized the general features of the debt securities to be governed by the indentures. These indentures have been filed as exhibits to the registration statement that we have filed with the SEC (this prospectus being part of that registration statement). We encourage you to read these indentures. Instructions on how you can get copies of these documents are provided under the heading “Where You Can Find More Information.”

Units

We may issue units comprised of one or more of the other classes of securities issued by us as described in this prospectus or any combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.

RISK FACTORS

You should carefully consider the risks described in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, together with the other information set forth herein and in the other documents that we include or incorporate by reference into this prospectus and any prospectus supplement or free writing prospectus we will provide in connection with our offering of securities described in this prospectus, which could materially affect our business, financial condition and future results. The risks described in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 are not the only risks facing our company. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. To date we have not issued any preferred stock. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratio of earnings to fixed charges presented below (in thousands except for ratio calculation).

	Fiscal Year Ended					Six Months Ended June 30, 2013
	December 28, 2008	January 3, 2010	January 2, 2011	January 1, 2012	December 30, 2012
Loss before income taxes	$(9,409)	$(9,817)	$(61)	$(7,544)	$(12,296)	$(6,438)
Add: Fixed charges(1):
Interest expensed	225	93	67	36	61	29
Interest on rental expense	211	194	155	155	164	164
Preferred dividends	0	0	0	0	0	0

Total — fixed charges	436	287	222	191	225	193

Earnings (losses)	$(8,973)	$(9,530)	$161	$(7,353)	$(12,071)	$(6,245)

Ratio of earnings to fixed charges(2)	—	—	0.73	—	—	—

(1)	Fixed charges, which includes interest expense plus the portion of interest expense under operating leases deemed by us to be representative of the interest factor.
(2)	Due to our losses in the years ended December 28, 2008, January 3, 2010, January 2, 2011, January 1, 2012 and December 30, 2012 and the six months ended June 30, 2013, the ratio coverage was less than 1:1. Additional earnings of $9.4 million, $9.8 million, $61,000, $7.5 million and $12.3 million in 2008, 2009, 2010, 2011 and 2012, respectively, and $6.4 million in the six months ended June 30, 2013 would have been required to achieve a ratio of 1:1.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any related prospectus supplement and the registration statement of which they are a part contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “will,” “may,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” or other similar words. Forward-looking statements include statements regarding our strategies as well as:

•	our revenue levels including the commercial success of our Customer Specific Standard Products, or CSSPs, and new products,

•	the conversion of our design opportunities into revenue,

•	our liquidity,

•	our research and development efforts,

•	our gross profit and factors that affect gross profit,

•	our level of operating expenses,

•	our partners and suppliers, and

•	industry trends.

In addition, from time to time we or our representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the Commission, or press releases or oral statements made by or with the approval of one of our authorized executive officers. We intend that these forward-looking statements be subject to the safe harbors created by the relevant provisions of the Securities Act and the Exchange Act.

Forward-looking statements involve a number of risks and uncertainties, many of which are outside of our control. Factors that might cause actual results to differ include, but are not limited to, those set forth under Item 1A, “Risk Factors,” in our most recent Quarterly Report on Form 10-Q and the risks, uncertainties and assumptions in our future filings made with the Commission. In particular, factors that could cause actual results to differ materially from projected results include, but are not limited to:

•	the conversion of our design opportunities into revenue,

•	the liquidity required to support our future operating and capital requirements,

•

the commercial and technical success of our Customer Specific Standard Products, or CSSPs, and new products, and our successful introduction of products and CSSPs incorporating emerging technologies or standards,

•	the expected decline in revenue from our mature products,

•	the liquidity required to support our future operating and capital requirements,

•	our dependence upon single suppliers to fabricate and assemble our products,

•	our dependence on a limited number of customers for a significant portion of our revenue,

•	our expectations about market and product trends,

•	our future plans for partnerships and collaborations,

•	our ability to forecast demand for our products,

•	our dependence upon relationships with our foundries each of which manufactures wafers for different types of products.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. QuickLogic disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the Commission on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds for licensing or acquiring intellectual property or technologies to incorporate in our products, capital expenditures, to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments or to repay debt.

We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of the offerings. We have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, our authorized capital stock consists of 110,000,000 shares. Those shares consist of (1) 100,000,000 shares designated as common stock, $0.001 par value, and (2) 10,000,000 shares designated as preferred stock, $0.001 par value, of which 10,000 shares have been designated Series A Junior Participating Preferred Stock. The only equity securities currently outstanding are shares of common stock. As of July 15, 2013, there were 44,749,008 shares of common stock issued and outstanding.

The following summary describes the material terms of our capital stock. The description of capital stock is qualified by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the certificate of designation relating to our Series A Junior Participating Preferred Stock, each of which is incorporated by reference as an exhibit into the registration statement of which this prospectus is a part.

Common stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. Currently, we are not paying dividends. In the event of a liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and any shares of common stock to be issued upon an offering pursuant to this prospectus and the related prospectus supplement will be fully paid and nonassessable upon issuance.

Our common stock is listed on the NASDAQ Global Market under the symbol “QUIK.” The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038, and its telephone number is 800-937-5449.

Preferred stock

The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

Series A Preferred Stock

As of July 31, 2013, there were 10,000 shares of our Series A Junior Participating Preferred Stock authorized, none of which were issued and outstanding.

Undesignated Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, and subject to limitations prescribed by law, to issue shares of preferred stock in one or more series and to fix and alter the powers, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. Any or all of these rights may be greater than the rights of the common stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, the board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series.

The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the corporation or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

The prospectus supplement will specify:

•	the maximum number of shares;

•	the purchase price per share;

•	the designation of the shares;

•	any listing of the preferred stock on any securities exchange or market;

•	whether interests in the preferred stock will be represented by depositary shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•

the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•

the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights;

•	any restrictions on alienability; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

When we issue shares of preferred stock under this prospectus and the related prospectus supplement, the shares will be fully paid and nonassessable.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors, chairperson of the board, chief executive officer or president (in the absence of a chief executive officer). No business may be transacted at an annual or special meeting of stockholders other than the business specified in the notice to stockholders with respect to such meeting. Our bylaws require advance notice of any director nominations or other stockholder proposals to be brought before an annual stockholders meeting. Our certificate of incorporation provides that our board of directors be divided into three classes, with each class serving staggered three-year terms. Our certificate of incorporation further provides that certain amendments of the certificate of incorporation require the approval of holders of at least 66-2/3% of the voting power of all outstanding stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or our management.

DESCRIPTION OF THE DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to any prospectus supplement and the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the Commission.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of the deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Federal income tax consequences

Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for U.S. federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of our debt securities, common stock, preferred stock, depositary shares or any combination thereof. Warrants may be issued independently or together with our debt securities, common stock, preferred stock and depositary shares and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any; the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control or similar event; and

•	any additional terms of the debt warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Equity warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock, preferred stock or depositary shares will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock, preferred stock or depositary shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock, preferred stock or depositary shares that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

No Rights as a Stockholder

Until any warrants to purchase common stock, preferred stock or depositary shares have been exercised, holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of QuickLogic.

Holders of debt warrants, common stock warrants, preferred stock warrants and depositary share warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock, preferred stock or depositary shares, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock, preferred stock or depositary shares, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called indentures in this description. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words “we,” “us,” or “our” refer only to QuickLogic Corporation and not to any of our subsidiaries, unless we expressly state or the context otherwise requires.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•

the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•

if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•

if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•

if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	the deletion, addition or change in any event of default;

•	any change or modification to the subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities;”

•	any deletion, addition or change in the covenants set forth in Article 10 of the indenture;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any provisions granting special rights to holders when a specified event occurs;

•	any special tax provisions that apply to the debt securities;

•	with respect to the debt securities that do not bear interest, the dates for certain required reports to the applicable trustee;

•	any and all additional, eliminated or changed terms that will apply to the debt securities; and

•	any other terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We will appoint the trustee as the initial security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due,

will be repaid to us thereafter. The holder may look only to us for such payment.

No protection in the event of a change of control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any financial or restrictive covenants.

Consolidation, merger and sale of assets

Unless we indicate otherwise in a prospectus supplement with respect to a particular series of debt securities, we may not consolidate with or merge into any other person (other than one of our subsidiaries), in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (other than a subsidiary of QuickLogic), unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership, trust or other business entity;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions specified in the indenture are met.

Events of default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1)	we fail to pay principal of or any premium on any debt security of that series when due;

(2)	we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

(3)	we fail to deposit any sinking fund payment when due;

(4)	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5)	certain events involving our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

Unless we indicate otherwise in a prospectus supplement, if an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

Notwithstanding the foregoing, each indenture will provide that we may, at our option, elect that the sole remedy for an event of default relating to our failure to comply with our obligations described under the section entitled “Reports” below or our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the relevant series of debt securities at an annual rate equal to (i) 0.25% of the principal amount of such series of debt securities for the first 90 days after the occurrence of such event of default and (ii) 0.50% of the principal amount of such series of debt securities from the 91st day to, and including, the 180th day after the occurrence of such event of default, which we call “additional interest.” If we so elect, the additional interest will accrue on all outstanding debt securities from and including the date on which such event of default first occurs until such violation is cured or waived and shall be payable on each relevant interest payment date to holders of record on the regular record date immediately preceding the interest payment date. On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the debt securities will be subject to acceleration as provided above. In the event we do not elect to pay additional interest upon any such event of default in accordance with this paragraph, the debt securities will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must notify all holders of debt securities and the trustee and paying agent of such election prior to the close of business on the first business day following the date on which such event of default occurs. Upon our failure to timely give such notice or pay the additional interest, the debt securities will be immediately subject to acceleration as provided above.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)	the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement from our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•

formalizing the succession of another person to QuickLogic, or successive successions, and the assumption by any such successor of the covenants of QuickLogic in the indentures in compliance with Article 8 of the indentures;

•	adding covenants;

•	adding events of default;

•	making certain changes to facilitate the issuance of the debt securities;

•

adding to, changing or eliminating any of the provisions of the indentures or more series of securities, provided that any such addition, change or elimination (A) shall neither (i) apply to any security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holder of any such security with respect to such provision or (B) shall become effective only when there is no such security outstanding;

•	securing the debt securities;

•	establishing the form or term of debt securities as permitted by Sections 2.1 and 3.1 of the indenture;

•	providing for a successor trustee or additional trustees;

•	conforming the indenture to the description of the securities set forth in this prospectus or the accompanying prospectus supplement;

•	curing any ambiguity, defect or inconsistency; provided that such action shall not adversely affect the interest of the holders in any material respect;

•	permitting or facilitating the defeasance and discharge of the debt securities;

•

making such other provisions in regard to matters or questions arising under the indentures or under any supplemental indentures as our board of directors may deem necessary or desirable, and which does not in each case adversely affect the interests of the holders of the debt securities of a series; and

•

complying with requirements of the U.S. Securities and Exchange Commission in order to effect or maintain the qualifications of the indentures under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•

reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	in the case of subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•

We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•

We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

With respect to debt securities of any series that are denominated in a currency other than U.S. dollars, “foreign government obligations” means:

•

direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in Euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No personal liability of directors, officers, employees and stockholders

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

The indentures limit the right of the trustee, should it become our creditor, to obtain payment for claims or secure its claims.

The trustee will be permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated debt securities

The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•

a default in our obligations to pay principal, premium, if any, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

•

any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, which we refer to as a non-payment default, and the trustee receives a payment blockage notice from us or some other person permitted to give such notice under the subordinated indenture.

We will resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist, and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

No new payment blockage period may commence on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under the section entitled “Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

“Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the subordinated indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

“Indebtedness” means the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture for such series of securities or thereafter created, incurred or assumed:

•	our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

•	our obligations:

•	as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

•	as lessee under leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

•

all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•

all obligations of the type referred to in the above clauses of another person, the payment of which, in either case, we have assumed or guaranteed, for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•

renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

“Senior debt” means the principal of, premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees and other amounts payable in connection with, our indebtedness. However, senior debt shall not include:

•

any debt or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it shall not be senior in right of payment to the subordinated debt securities or expressly provide that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

•	debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries or by a combination of us and our other subsidiaries. For purposes of this definition, “voting stock” means stock or other similar interests which ordinarily has or have voting power for the election of directors, or persons performing similar functions, whether at all times or only so long as no senior class of stock or other interests has or have such voting power by reason of any contingency.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions:

•	through one or more underwriters or dealers;

•	directly to purchasers, including our existing stockholders in a rights offering;

•	through agents; or

•	through a combination of any of these methods of sale.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Global Market. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Passive Market Marking

Any underwriters who are qualified market markers on the NASDAQ Global Market may engage in passive market making transactions in the securities on the NASDAQ Global Market in accordance with Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 30, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Commission in accordance with the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the Commission located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission’s website at www.sec.gov and at the QuickLogic website at www.quicklogic.com.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information or reports “furnished” on Form 8-K*) until our offering is complete:

•	our annual report on Form 10-K for the fiscal year ended December 30, 2012, filed on March 8, 2013;

•	the information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A, filed on March 8, 2013;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed on May 8, 2013;

•	our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2013, filed on August 6, 2013;

•	our current reports on Form 8-K, filed on February 6, 2013, February 13, 2013, April 24, 2013, May 1, 2013 and June 18, 2013;* and

•	the description of our common stock set forth in our registration statement on Form 8-A, filed on October 12, 1999.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the Commission.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by telephoning us at (408) 990-4000 or by writing us at the following address:

Chief Financial Officer

QuickLogic Corporation

1277 Orleans Drive

Sunnyvale, CA 94089-1138

ir@quicklogic.com

*	Pursuant to General Instruction B(2) of Form 8-K, information or reports “furnished” on Form 8-K are not deemed to be “filed” for the purpose of Section 18 of the Exchange Act and are not subject to the liabilities of that section. Unless otherwise specifically noted in the Form 8-K, we are not incorporating and will not incorporate by reference future information or reports “furnished” on Form 8-K into this prospectus.

Shares of Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Roth Capital Partners

Co-Manager

The Benchmark Company

November     , 2013